Exhibit 10.4
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
     This Amendment (the “Amendment”) dated April 11, 2010, by and among RRI Energy, Inc. (“Parent”), RRI Energy Corporate Services, LLC (“Employer”) and Michael L. Jines (the “Executive”).
     WHEREAS, Parent, Employer and the Executive entered into a Change in Control Agreement effective as of December 31, 2008 (the “CIC Agreement”);
     WHEREAS, on the date hereof, Parent, RRI Energy Holdings, Inc. and Mirant Corporation (“Mirant”) are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Mirant will become a wholly-owned subsidiary of Parent effective as of the Closing (as that term is defined in the Merger Agreement (the “Closing”));
     WHEREAS, Parent and Employer have determined that the CIC Agreement should be amended to provide benefits consistent with those provided to other similarly situated employees.
     NOW, THEREFORE, in light of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Parent, Employer and the Executive hereby agree as follows:
     1. Section 2(a) shall be amended to read in its entirety as follows: “An amount equal to the sum of three times Salary plus three times Executive’s target award under the AICP for the year in which the Covered Termination date occurs.”
     2. Section 5 of the CIC Agreement shall be amended to read in its entirety as follows:
“Whether or not Executive becomes entitled to the payments or benefits pursuant to Section 2 of this Agreement, if any of the payments or benefits received or to be received by Executive (including any payment or benefit received or to be received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) will be subject to the tax under Section 4999 of the Code (the “Excise Tax”), a reduction shall be made from the severance amounts in Section 2(a) and (b) above so that the amount of the Total Payments is equal to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced

Total Payments), provided that Executive may elect to have the noncash severance amounts reduced (or eliminated) prior to any reduction of the cash severance amounts.
“For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code will be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation (within the meaning of Section 280G of the Code), or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 5, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and except to the extent that Executive otherwise notifies the Company, Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.
“At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 5.”
     3. Parent and Employer acknowledge and agree that the Closing shall constitute a Change in Control within the meaning of the CIC Agreement (as amended by this Amendment). This Amendment shall be of no force or effect if the Merger Agreement terminates before the Closing occurs.
     4. Except as modified by the foregoing provisions of this Amendment, the CIC Agreement shall remain in force in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

RRI ENERGY, INC.

/s/ Mark M. Jacobs

By:	Mark M. Jacobs
Its:	President and CEO

RRI ENERGY CORPORATE SERVICES, LLC

/s/ Karen D. Taylor

By:	Karen D. Taylor
Its:	Vice President

/s/ Michael L. Jines

MICHAEL L. JINES

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